Exhibit 99.2

VOTING AGREEMENT

This Voting Agreement is made and entered into as of April 20, 2009 (the “Agreement”), by and between CWC Partnership-I, a New York general partnership, and CWC Partnership-II, a New York general partnership (each, a “Stockholder” and collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, the Stockholders hold securities of Constellation Brands, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Section 218(c) of the Delaware General Corporation Law authorizes two or more stockholders of a Delaware corporation to agree in writing as to how voting rights of their shares are to be exercised; and

WHEREAS, Abigail Bennett and Zachary Stern (individually, a “Primary Proxy” and, collectively, the “Primary Proxies”) are beneficiaries or contingent beneficiaries of certain trusts created under the Will of Laurie Sands, which trusts are the primary partners of the Stockholders; and

WHEREAS, the Stockholders desire to vest the voting rights with respect to all securities of the Company now or hereafter held by the Stockholders in the Primary Proxies; and

WHEREAS, the Stockholders desire to establish procedures for voting securities of the Company on matters with respect to which the Primary Proxies are unable to agree how the securities of the Company should be voted;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Voting of Securities of the Company.

(a) Generally. Except as otherwise provided in this Section 1, at any meeting of the Company’s stockholders, or in connection with any written consent of the Company’s stockholders (each, a “Corporate Action”), the Primary Proxies shall have the power, which may only be exercised jointly, to vote and exercise all consent rights in respect of all the securities of the Company owned by the Stockholders as of the record date for such meeting or the date of such written consent (the “Securities”), whether the Securities are now owned or are hereafter acquired. The term “Securities” shall include (i) Securities that are held of record by a Stockholder or in a brokerage account owned by a Stockholder, and (ii) securities of any other entity received in exchange for any securities of the Company in any merger, exchange, recapitalization or other reorganization (in which case the term Corporate Action will include any meeting of equity holders or written consent of equity holders of such other entity).

(b) Disputes; Alternate Proxy. In the event that the Primary Proxies have not agreed on how any Securities should be voted in connection with any Corporate Action within five (5) business days prior to the date by which action must be taken to vote the Securities in connection with such Corporate Action, either Primary Proxy and the Alternate Proxy (as defined below), acting jointly, shall have the power to vote and exercise all rights in respect of the Securities in connection with such Corporate Action.

(c) Resignation, Death or Incapacity of One Primary Proxy. Either Primary Proxy may resign as a Primary Proxy by giving irrevocable notice of such resignation to each of the Stockholders. From and after the resignation, death or other incapacity of either Primary Proxy, the other Primary Proxy shall have the sole power to vote and exercise all rights in respect of all the Securities in connection with all Corporate Actions; provided, in the case of incapacity where the incapacitated Primary Proxy re-gains capacity, such power shall only survive during the period of the incapacity. Once a Primary Proxy has resigned, such Primary Proxy may be re-appointed as a Primary Proxy only by the Stockholders acting jointly following a written request from such Primary Proxy to be re-appointed; provided, the Stockholders shall have no obligation to re-appoint such Primary Proxy. If a Primary Proxy is re-appointed, such Primary Proxy shall be treated (for periods after such re-appointment) as if such Primary Proxy had not resigned.

(d) Resignation, Death or Incapacity of Both Primary Proxies or a Successor Proxy. In the event that both Primary Proxies have resigned, died or become incapacitated, the Stockholders acting jointly shall appoint a successor proxy (together with any successors to such successor proxy, the “Successor Proxy”). A Successor Proxy may resign by giving irrevocable notice of such resignation to each of the Stockholders. In the event of the resignation, death or other incapacity of a Successor Proxy, the Stockholders acting jointly shall appoint a successor to such Successor Proxy. In the event that a Successor Proxy is appointed due, in part, to the incapacity or resignation of a Primary Proxy and such Primary Proxy subsequently regains capacity or is re-appointed, such Successor Proxy shall automatically cease to be a Successor Proxy and the provisions of paragraphs (a) through (c) of this Section 1 shall continue to apply. At any time that there is a Successor Proxy, such Successor Proxy shall have the sole power to vote and exercise all rights in respect of all the Securities in connection with all Corporate Actions that are taken while such Successor Proxy is acting.

(e) Alternate Proxy. At any time where neither Primary Proxy has resigned, has died or is incapacitated (the “Joint Voting Period”), a person shall be appointed as an alternate proxy (together with any successors to such alternate proxy the “Alternate Proxy”) and, at any other time, a person may be appointed as the Alternate Proxy. During the Joint Voting Period, the sole function of the Alternate Proxy shall be to jointly vote the Securities with one of the Primary Proxies in connection with Corporate Actions in the context of a dispute as provided in paragraph (b) of this Section 1. If, at any time that paragraph (d) of this Section 1 provides for a Successor Proxy to be appointed (a “Successor Voting Period”), a Successor Proxy has not been appointed within five (5) business days prior to the date by which action must be taken to vote the Securities in connection with a Corporate Action, the Alternate Proxy (if one shall then be acting) shall have the sole power to vote and exercise all rights in respect of all the Securities in connection with such Corporate Action. Although an Alternate Proxy may be acting as such at times other than during the Joint Voting Period or a Successor Voting Period, the Alternate Proxy will perform no function other than during those periods. The initial Alternate Proxy shall be Adam Alpert. The Alternate Proxy may resign by giving irrevocable notice of such resignation to each of the Stockholders. In the event of the resignation, death or other incapacity of the Alternate Proxy, the Stockholders acting jointly shall appoint a successor to the Alternate Proxy if such resignation, death or incapacity occurs during the Joint Voting Period and may appoint a successor to the Alternate Proxy if such resignation, death or incapacity occurs at any other time.

(f) Removal of Successor or Alternate Proxy. A Successor Proxy or Alternate Proxy may be removed, with or without cause, by a writing duly executed by each Stockholder.

(g) Appointment of Proxies. A Successor Proxy or Alternate Proxy may be appointed, and a Primary Proxy may be re-appointed, by a writing duly executed by each Stockholder. No person may be appointed as a Successor Proxy or Alternate Proxy if such person is (i) Richard Sands, (ii) Robert Sands, or (iii) related or subordinate, in each case within the meaning of section 672(c) of the Internal Revenue Code of 1986, as amended, to either Richard Sands or Robert Sands.

(h) Inability to Vote. In the event that in connection with any Corporate Action (i) during any Joint Voting Period the Primary Proxies cannot agree how to vote the Securities and neither Primary Proxy and the Alternate Proxy can agree how to vote the Securities, (ii) during any Successor Voting Period no Successor Proxy or Alternate Proxy has been appointed, or (iii) the Primary Proxies, Successor Proxy or Alternate Proxy entitled to take action fail to take action, then the Securities shall not be voted and no consent with respect thereto shall be given in connection with such Corporate Action. In no event will either Stockholder directly vote or give consent with respect to any Securities during the term of this Agreement.

2. Scope of Authority. When authorized to act pursuant to Section 1, the Primary Proxies, Successor Proxy and Alternate Proxy (as applicable, the “Proxies”) shall have the authority to vote in connection with the applicable Corporate Action, or consent in writing to the Corporate Action, in such manner as they shall determine in their sole (or joint, as applicable) and absolute discretion.

3. Irrevocable Proxy. To secure the Proxies’ rights under this Agreement, each Stockholder hereby appoints the Proxies as such Stockholder’s true and lawful proxy and attorney in fact, with the power to act alone (or jointly as required by this Agreement) and with full power of substitution, to vote or give consent with respect to all Securities in connection with any Corporate Action, all in accordance with this Agreement, and to execute all appropriate instruments consistent with this Agreement necessary to cause any broker or depositary to vote or give consent with respect to all Securities in connection with any Corporate Action. The proxy and power granted by each Stockholder pursuant to this Section 3 are coupled with an interest and are given to secure the rights of the Proxies under this Agreement. Each such proxy and power is irrevocable for the term of this Agreement. The Company, any representative or inspector of elections of the Company, any broker holding Securities and any depositary holding Securities (each, a “Voting Administrator”) shall be entitled to rely without investigation on any proxy card or other instrument signed by any Proxy as a valid exercise of any voting or consent power of the Stockholder on whose behalf the proxy card or instrument is executed in connection with any Company Action. Unless otherwise directed by a court of competent jurisdiction, in the event of conflicting instructions each Voting Administrator shall be entitled to rely on the last instructions received by such Voting Administrator from or on behalf of any Proxy prior to the Company Action.

4. Amendment. This Agreement may only be amended by a writing duly executed by all of the following: (i) each of the Stockholders, (ii) any person then serving as a Primary Proxy or Successor Proxy, (iii) Richard Sands if he is then still living, and (iv) Robert Sands if he is then still living; provided, however, the second sentence of paragraph (g) of Section 1 may not be amended or deleted.

5. Termination. This Agreement shall terminate (i) automatically at the time that neither Stockholder owns any Securities, or (ii) by a writing duly executed by all of the persons whose signature would, at the time, be required to amend this Agreement pursuant to Section 4.

6. Transfer or Pledge of Securities. Nothing in this Agreement shall limit or prevent the sale, gift, assignment, transfer or other disposition (each, a “Transfer”) of any Securities or the pledge of any Securities. Except where this Agreement is assigned pursuant to Section 11, this Agreement shall not apply to any Securities once they have been Transferred by a Stockholder (unless and until such Securities are re-acquired by such Stockholder). This Agreement shall not apply to any Securities that have been pledged by a Stockholder to the extent, and only to the extent, that the pledgee of such Securities has the right to vote or give consent with respect to such Securities in connection with any Corporate Action.

7. Action by CWC Partnership I. In the event that only one of Richard Sands or Robert Sands is then serving as a “Managing General Partner” of CWC Partnership I, then which ever of them is then serving as such shall have the sole authority to execute any writing under this Agreement on behalf of CWC Partnership I whether or not another Managing General Partner has been appointed.

8. Specific Performance. The rights of the parties, the Proxies and the other intended third party beneficiaries under this Agreement are unique and, accordingly, the parties, the Proxies and the other intended third party beneficiaries shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter.

10. Third Party Beneficiaries. The Proxies, Richard Sands, Robert Sands and the Voting Administrators are intended third party beneficiaries of and shall be entitled to enforce this Agreement.

11. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, except as may be expressly provided otherwise herein. Either Stockholder may, but shall not be required to, freely assign its rights and obligations under this Agreement to any person to whom all Securities then owned by such Stockholder are Transferred, and, upon such assignment and Transfer, the transferee of such Securities shall automatically become a party to this Agreement and shall for all purposes under this Agreement be treated as the Stockholder from whom such transferee acquired the Securities, all without any further action of any other person. Unless this Agreement is assigned to a transferee of Securities pursuant to this Section 10, a person to whom Securities are Transferred (other than a Transfer by merger or operation of law) shall not be treated as a successor of a Stockholder.

12. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of the day and year first above written.

CWC Partnership-I

By:	/s/ Richard Sands
Richard Sands, Co-Managing Partner

By:	/s/ Robert Sands
Robert Sands, Co-Managing Partner

CWC Partnership-II

By:	The 1995 Robert Sands Descendants Trust
Its:	Managing Partner

	By:	/s/ Richard Sands
Richard Sands, Family Trustee

	By:	/s/ Robert Sands
Robert Sands, Family Trustee